Exhibit 23.3

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name and the information from our letter dated January 19, 2009 prepared for Maritech Resources, Inc. regarding our estimates of reserves attributable to Maritech Resources, Inc. in the Annual Report on Form 10-K of TETRA Technologies, Inc. for the year ended December 31, 2008, and to the incorporation by reference thereof into TETRA Technologies, Inc. filed Registration Statements Nos. 333-40509, 33-41337, 33-35750, 33-76804, 33-76806, 333-04284, 333-09889, 333-61988, 333-84444, 333-76039, 333-114034, 333-115859, 333-126422, 333-133790, 333-142637, 333-149347, 333-149348, and 333-150783. Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/DEGOLYER AND MCNAUGHTON

Dallas, Texas
February 27, 2009